CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report dated May 24, 2018 on the financial statements and financial highlights of LMCG Global Market Neutral Fund, LMCG Global Multicap Fund, and LMCG International Small Cap Fund, each a series of shares of beneficial interest in Forum Funds. Such financial statements and financial highlights appear in the March 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 19, 2018